Contact:
David Rubinger
404.502.1240/ david@rubinger.com

State Bank Names David Black Chief Credit Officer

ATLANTA, August 29, 2013 – State Bank and Trust Company announced today that David F. Black has been promoted to Chief Credit Officer, reporting to State Bank President Tom Wiley. For the past two years, Black has served as Senior Vice President of Finance responsible for State Bank’s management reporting and investor relations functions.
In this role, Black will oversee all the functions of credit policy and administration for State Bank both in Metro Atlanta and in middle Georgia markets where State Bank has a presence.
“David Black brings unique skills that will help the people around him succeed as we continue to grow as one of the nation’s best-capitalized super-community banks. With this decision, we’re putting passion, intellectual capacity and a proven champion of the State Bank culture in the right seat,” Wiley said.
Black, a native of Clyattville, Georgia, joined State Bank after serving as the Director of Corporate Strategy at First Horizon National Corporation in Memphis, TN. Previously, Black served in various Corporate Development and Finance leadership roles at Wachovia Corporation in Winston-Salem and Charlotte, NC, after starting his banking career with SunTrust Bank in Atlanta. Black earned both his Bachelors of Business Administration in Finance and Masters in Business Administration from the Terry College of Business at the University of Georgia.

About State Bank Financial Corporation and State Bank and Trust Company
State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia’s best-capitalized banks, with approximately $2.61 billion in assets as of June 30, 2013. State Bank has locations in Metro Atlanta and Middle Georgia.

To learn more about State Bank, visit www.statebt.com.